Exhibit 2(b)


                              Amended and Restated
                        Agreement of Limited Partnership

                                       of

                           MADISON SQUARE GARDEN, L.P.
                         (formerly MSG Holdings, L.P.),
                         a Delaware limited partnership

                           Dated as of April 15, 1997

                                      among

                              MSG EDEN CORPORATION,

                                  ITT MSG INC.

                                       and

                            GARDEN L.P. HOLDING CORP.

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                                TABLE OF CONTENTS

                                                                        Page No.
                                                                        --------

ARTICLE 1 Construction.........................................................2

      1.1   Defined Terms......................................................2

      1.2   Interpretation....................................................12

ARTICLE 2 General Provisions..................................................12

      2.1   Formation.........................................................12

      2.2   Nature of the Partnership.........................................12

      2.3   Name..............................................................12

      2.4   Purposes..........................................................13

      2.5   Place of Business.................................................13

      2.6   Partners' Names and Addresses.....................................13

      2.7   Title to Partnership Property.....................................13

      2.8   Registered Office and Registered Agent............................13

      2.9   Organization Certificates.........................................14

      2.10  Duration of the Partnership.......................................14

ARTICLE 3 Capital of the Partnership..........................................14

      3.1   Capital Contributions to the Partnership..........................14

      3.2   Loans by Partners.................................................16

      3.3   Contribution of SportsChannel New York;
            Contribution of Aircraft..........................................17

ARTICLE 4 Management of the Partnership.......................................17

      4.1   Management........................................................17

      4.2   Transactions with Related Persons; Fiduciary
            Duties; Partnership Opportunities.................................18

      4.3   Right of Public to Rely on Authority of the
            General Partner...................................................19

      4.4   Liability of the General Partner;
            Indemnification...................................................19

      4.5   Limitations on Limited Partners...................................20

      4.6   Rights of Partners................................................21

      4.7   Liability of Limited Partners.....................................21

ARTICLE 5 Capital Accounts, Distributions and
          Allocations.........................................................21

      5.1   Establishment of Capital Accounts.................................21

      5.2   Distributions.....................................................24

      5.3   Allocations.......................................................24

      5.4   Conformity with Tax Regulations...................................26

      5.5   Negative Capital Accounts.........................................28


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ARTICLE 6 Transfer of Interests; Additional Partners..........................28

      6.1   Transfer of a Limited Partner's Interest;
            Substitution......................................................28

      6.2   Bankruptcy or Dissolution of a Limited
            Partner...........................................................31

      6.3   Transfer of the General Partner's Interest........................31

      6.4   Deemed Withdrawal of the General Partner..........................32

      6.5      Right of First Refusal.........................................33

ARTICLE 7 Dissolution and Liquidation.........................................35

      7.1   Events of Dissolution.............................................35

      7.2   Priority on Liquidation...........................................36

      7.3   Statements on Liquidation.........................................36

      7.4   Return of Capital; Partition......................................36

ARTICLE 8 Records and Accounting..............................................37

      8.1   Books and Records.................................................37

      8.2   Required Reports to Partners......................................37

      8.3   Annual Tax Returns................................................38

      8.4   Actions in Event of Audit.........................................38

      8.5   Costs.............................................................39

ARTICLE 9 Miscellaneous.......................................................39

      9.1   Notices...........................................................39

      9.2   Power of Attorney.................................................40

      9.3   Amendment.........................................................41

      9.4   Entire Agreement..................................................41

      9.5   Effectiveness.....................................................41

      9.6   No Third Party Beneficiaries......................................41

      9.7   Creditors.........................................................41

      9.8   Agreement in Counterparts.........................................41

      9.9   Captions..........................................................42

      9.10  Governing Law.....................................................42

      9.11  Partial Invalidity................................................42

      9.12  Confidential Information..........................................42

      9.13  Equitable Remedies................................................42


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                                    Schedules

Schedule I Names and Addresses of the General Partner and Limited Partners

Schedule II Capital Contributions and Profit Percentages


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            AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP, dated as of
April 15, 1997, by and among MSG EDEN CORPORATION, a Delaware corporation (the "General Partner"), as general partner, and ITT MSG INC., a Delaware corporation ("ITT Partner"), and GARDEN L.P. HOLDING CORP., a Delaware corporation ("Rainbow Partner"), as limited partners.

                                    RECITALS

            Pursuant to the Bid Agreement (as amended from time to time, the "Bid Agreement"), dated August 15, 1994, by and among ITT Corporation, a Delaware corporation, Cablevision Systems Corporation, a Delaware corporation ("Cablevision"), and Rainbow Programming Holdings, Inc., a New York corporation, the parties agreed to form a Delaware limited partnership named Madison Square Garden, L.P. (formerly named MSG Holdings, L.P. and herein called the "Partnership") for the purpose, among others, of acquiring and operating the business theretofore conducted by Madison Square Garden Corporation, a Delaware corporation.

            The Partnership was formed as a Delaware limited partnership under the Act by the filing of a Certificate of Limited Partnership with the Secretary of State of the State of Delaware on August 19, 1994. The Amended and Restated Certificate of Limited Partnership as in force on the date of execution hereof was filed with the Secretary of State of the State of Delaware on April 11, 1995.

            On the date hereof, ITT Corporation, a Nevada corporation ("ITT Corporation"), ITT Eden Corporation, a Delaware corporation ("ITT Eden"), ITT Partner, Cablevision, Rainbow Garden Corp., a Delaware corporation ("RGC"), Rainbow Partner and the Partnership are entering into a certain Partnership Interest Transfer Agreement (the "Transfer Agreement") pursuant to which, among other matters, (i) ITT Eden shall sell to RGC, or at RGC's election, to the General Partner, and RGC shall purchase, or at RGC's election, cause the General Partner to redeem, from ITT Eden all of the capital stock that ITT Eden beneficially owns in the General Partner, (ii) ITT Partner shall sell to Rainbow Partner, or at Rainbow Partner's election, cause the Partnership to redeem, and Rainbow Partner shall purchase, or at Rainbow Partner's election, cause the Partnership to redeem, from ITT Partner certain Limited Partner Interests, (iii) ITT Partner shall have a first option to require Cablevision to purchase, or at Cablevision's election, permit the Partnership to redeem, a portion of ITT Partner's remaining Limited Partner Interest on the terms and subject to the conditions set forth in the Transfer Agreement, (iv)


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ITT Partner shall have a second option to require Cablevision to purchase, or at
Cablevision's election, permit the Partnership to redeem, ITT Partner's remaining Limited Partner Interest on the terms and subject to the conditions set forth in the Transfer Agreement, and (v) Cablevision shall have the right to require ITT Partner to sell to Cablevision, or at Cablevision's election, require the Partnership to redeem, ITT Partner's remaining Limited Partner Interest, if any, on the terms and subject to the conditions set forth in the Transfer Agreement.

            NOW, THEREFORE, the parties agree as follows:

                                    ARTICLE 1

                                  Construction

            1.1 Defined Terms. As used herein, the following terms shall have the following meanings:

            Acceleration Event: shall have the meaning set forth in the Transfer Agreement.

            Accountants: KPMG Peat Marwick LLP or such other firm of nationally recognized independent public accountants as the General Partner may from time to time designate as the independent accountants of the Partnership, provided that such firm of nationally recognized independent public accountants is independent of the Partnership within the meaning of Rule 2-01 of Regulation S-X promulgated by the Securities and Exchange Commission.

            Act: the Delaware Revised Uniform Limited Partnership Act, as it may be amended from time to time, and any successor to such Act.

            Adjusted Basis: at any relevant time, the Partnership's adjusted basis in any Partnership asset, as determined for Federal income tax purposes pursuant to Section 1011 of the Code.

            Affiliate: with respect to a specified Person, an officer or director of such Person, or a Person who, directly or indirectly through one or more intermediaries, owns, Controls, is owned or Controlled by, or is under common ownership or Control with, the Person specified; provided, that none of the Partnership and its subsidiaries shall be an Affiliate.


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            Agreement: this Amended and Restated Agreement of Limited
Partnership, as it may be amended and in force from time to time.

            Aircraft: shall have the meaning set forth in the Aircraft Contribution Agreement.

            Aircraft Contribution Agreement: shall mean the Aircraft Contribution Agreement, dated as of April 15, 1997, among Rainbow Partner, MSG Eden Corporation ITT Partner, the Partnership and ITT Flight Operations, Inc.

            Allocated Interest Offer Price: In the case of any proposed sale of an Offered Interest (as defined in Section 6.5) in conjunction with other property owned by ITT Partner or an Affiliate of ITT Partner, an amount equal to the product of the purchase price for all such property and a fraction, the numerator of which is equal to the Fair Market Value of the Offered Interest and the denominator of which is equal to the Fair Market Value of all such property to be sold.

            Appraiser: an investment banking firm chosen by ITT Partner from a list of three investment banking firms chosen by Rainbow Partner from the following: Bear, Stearns & Co. Inc., Goldman, Sachs & Co., Lazard Freres & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and Salomon Brothers Inc or, in each case, their respective successors. Each of the parties hereto shall provide to any Appraiser providing services pursuant to any provision of this Agreement reasonable access and duplicating rights during normal business hours and upon reasonable advance notice, subject to appropriate confidentiality provisions, to all information within the possession or control of such party reasonably requested by such Appraiser.

            Arm's-length basis: As to any transaction, agreement or other arrangement, being on terms that would be reached by unrelated parties not under any compulsion to contract.

            Bankruptcy: with respect to the Partnership or any Partner,

            (i) the Partnership or such Partner, pursuant to or within the meaning of Title 11, United States Code, or any similar Federal or state law for the relief of debtors (a "Bankruptcy Law"),

                  (a) commencing a voluntary case;


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                  (b) consenting to the entry of an order for relief against it in an involuntary case;

                  (c) consenting to the appointment of a custodian of it or for any substantial part of its property;

                  (d) making a general assignment for the benefit of its
            creditors; or

                  (e) taking any comparable action under any foreign laws
            relating to insolvency; or

            (ii) a court of competent jurisdiction entering an order or decree under any Bankruptcy Law that:

                  (a) is for relief against the Partnership or such Partner in an involuntary case;

                  (b) appoints a custodian of the Partnership or such Partner or for any substantial part of its property;

                  (c) orders the winding up or liquidation of the Partnership or such Partner; or

                  (d) any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days.

            Bona Fide Offer: shall have the meaning assigned to such term in
Section 6.5(b).

            Capital Account: the account for each Partner on the books of the Partnership established and maintained as provided in Section 5.1.

            Capital Contribution: the amount reflected on Schedule II as the Capital Contribution of each Partner immediately prior to the Initial Closing Date, as such amount may be adjusted from time to time in accordance with
Section 3.1(a).

            Capital Deficit: with respect to any Partner, the amount of the negative balance, if any, in its Capital
Account.

            Carrying Value: as of the time of determination, (i) with respect to Contributed Property, and such other Partnership property whose value is restated pursuant to Section 5.1(d), the Fair Market Value of such property


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(calculated for this purpose without regard to any outstanding indebtedness secured by or relating to such property) on the date of its contribution reduced (but not below zero) by all depreciation, depletion, amortization and similar expense charged to the Capital Accounts pursuant to Section 5.1(b) with respect to such property, and (ii) with respect to any other property, the Adjusted Basis of such property.

            Code: the United States Internal Revenue Code of 1986, as amended from time to time.

            Consent: the written consent of a Person, and a correlative meaning when used as a verb. Whenever this Agreement requires the Consent of a Person, such Consent may be given or withheld in the sole and absolute discretion of such Person and any fraudulently obtained Consent shall be invalid.

            Contributed Property: any property or other asset (other than money) contributed as a Capital Contribution by a Partner to the Partnership in accordance with the terms hereof.

            Control (including, with correlative meaning, the terms "Controlled by" and "under common Control with"): with respect to a specified Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership inter ests, by contract or otherwise.

            Fair Market Value: with respect to any property, business or other asset, the price at which a willing seller would sell and a willing buyer would buy such property, business or other asset having full knowledge of the facts, and assuming each party acts on an Arm's-length basis with the expectation of concluding the purchase or sale within a reasonable time but neither of which is under compulsion to complete the transaction. Unless expressly indicated herein to the contrary, any determination of Fair Market Value shall reflect any outstanding indebtedness secured by or relating to such property, business or other asset. In all cases where this Agreement requires the determination of Fair Market Value, the General Partner shall notify each Partner of its proposal for the Fair Market Value within ten business days after the requirement for a Fair Market Value determination arises. Any Partner may object to such determination within five business days of the receipt thereof by giving the General Partner written notice of such objection, including in such notice such Partner's proposal


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for the Fair Market Value. Upon receipt of such notice, (i) for so long as ITT
Partner is a Partner, Fair Market Value shall be determined by an Appraiser and
(ii) at any time that ITT Partner is not a Partner, Fair Market Value shall be determined by an independent investment banking firm selected by the General Partner. If no notice of objection is received by the General Partner within the time period specified above, the General Partner's proposed Fair Market Value shall constitute the Fair Market Value for all purposes hereof. All fees and expenses of an Appraiser (including fees and expenses of counsel) related to its determination of Fair Market Value shall be paid by the Partnership unless the General Partner's proposal for the Fair Market Value is closer to the Fair Market Value determined by the Appraiser than the proposal of the objecting Partner in which case the fees and expenses of the Appraiser shall be borne 50% by the General Partner and 50% by the objecting Partner. The Fair Market Value of SportsChannel New York and the Aircraft, if contributed pursuant to the SportsChannel Contribution Agreement or the Aircraft Contribution Agreement, respectively, shall be as provided in Section 3.3.

            Financing Document: any loan agreement, security agreement, mortgage, indenture, bond, note, debenture or other instrument or agreement relating to indebtedness of the Partnership for borrowed money or for an obligation which is represented by one or more securities issued by the Partnership.

            Fiscal Year: the taxable year of the Partnership for Federal income tax purposes determined under Section 706 of the Code and the Tax Regulations, including any portion of a calendar year with respect to which the Partnership is required to file a Federal income tax return.

            Gain or Loss on Disposition: the gain or loss for Federal income tax purposes arising from a sale, exchange or other taxable disposition of any capital asset, or any material portion thereof (excluding, however, any gain or loss from sales of services or property in the ordinary course of the business of the Partnership).

            General Partner: MSG Eden Corporation and any other Person now or hereafter admitted to the Partnership as a general partner in accordance with this Agreement, for so long as MSG Eden Corporation or such other Person remains so admitted as a general partner.

            Governmental Authority: any Federal, state, local or other body, whether administrative, legislative,


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executive or judicial, or any quasi-governmental body, having jurisdiction over the Partnership's assets, a Partner or the Partnership.

            Initial Closing Date: shall have the meaning assigned to such term in the Transfer Agreement.

            Initial Liquidation Payment Date: shall have the meaning assigned to such term in Section 7.3.

            Interest: shall have the meaning assigned to the term "partnership interest" in Section 17-101(12) of the Act and shall include a Partner's share of the income, loss and capital of the Partnership and at any date shall be equal to the Partner's initial Interest as set forth on Schedule II, adjusted through that date as set forth in this Agreement.

            ITT Corporation: ITT Corporation, a Nevada corporation, and its successors and permitted assigns.

            ITT Eden: ITT Eden Corporation, a Delaware corporation.

            ITT Partner: ITT MSG Inc., a Delaware corporation, and any Person who is substituted for ITT Partner pursuant to this Agreement or the Transfer Agreement.

            ITT Sheraton Corporation: ITT Sheraton Corporation, a Delaware corporation, and currently a wholly- owned subsidiary of ITT Corporation, and its successors and permitted assigns.

            Limited Partner: Rainbow Partner, ITT Partner and any other Person now or hereafter admitted to the Partnership as a limited partner in accordance with this Agreement, for so long as Rainbow Partner, ITT Partner or such other Person remains so admitted as a limited partner.

            Limited Partner Interest: the Interest of a Limited Partner in its capacity as a limited partner of the Partnership.

            Loan Notice: shall have the meaning assigned to such term in Section 3.2(b).

            Loss: see definition of Profit or Loss.

            Loss on Disposition: see definition of Gain or Loss on Disposition.


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            Loss Percentage: with respect to each Limited Partner, a percentage that is equal to that Limited Partner's Profit Percentage.

            Merger: the merger pursuant to the certain Agreement and Plan of Merger, dated as of August 27, 1994, among the Partnership, Viacom, Inc., a Delaware corporation, Paramount Communications Realty Corporation, a Delaware corporation, ITT Corporation, a Delaware corporation, and RGC, on March 10, 1995, pursuant to which the Partnership succeeded to the assets and business of Madison Square Garden Corporation from Paramount Communications Realty Corporation.

            Minimum Gain Attributable to Partner Nonrecourse Debt: with respect to any Partner Nonrecourse Debt, an amount equal to the Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability of the Partnership, as determined in accordance with ss.l.704-2(i)(3) of the Tax Regulations.

            Minimum Gain: shall have the meaning set forth in ss.l.704-2(d) of the Tax Regulations.

            Net Agreed Value: (i) in the case of Contributed Property, its Fair Market Value at the time of its contribution to the Partnership and (ii) in the case of any property distributed to a Partner, its Fair Market Value at the time of such distribution.

            Nonrecourse Deductions: shall have the meaning set forth in ss.l.704-2(b)(1) and (c) of the Tax Regulations.

            Nonrecourse Liability: any liability of the Partnership treated as a nonrecourse liability under ss.l.704- 2(b)(3) of the Tax Regulations.

            Offer Notice: shall have the meaning assigned to such term in
Section 6.5(b).

            Offered Interest: shall have the meaning assigned to such term in
Section 6.5(a).

            Offered Interest Closing Date: shall have the meaning assigned to such term in Section 6.5(c).

            Parent: shall mean any Person that has a Parent Percentage equal to or greater than 67%.

            Parent Transfer: shall have the meaning assigned to such term in
Section 6.5(a).


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            Parent Percentage: shall mean (i) the Partner Interest Fair Market
Value of any Interest held directly or indirectly by any Person divided by (ii) the Fair Market Value of such Person, expressed as a percentage. Solely for the purposes of calculating Fair Market Value in clause (ii) of this definition, SportsChannel New York shall be treated as if it had never been contributed to the Partnership.

            Partner Interest Fair Market Value: as to any Interest, the product of (i) the Profit Percentage attributable to such Interest times (ii) the difference between (a) the Fair Market Value of the Partnership and (b) on any date on or after the date on which SportsChannel New York has been contributed to the Partnership, the Fair Market Value of SportsChannel New York at the time of its contribution to the Partnership, as calculated pursuant to Section 3.3 hereof.

            Partner Loan: any loan made by a Partner or an Affiliate of a Partner to the Partnership pursuant to Section 3.2.

            Partner Nonrecourse Debt: shall have the meaning set forth in ss.l.704-2(b)(4) of the Tax Regulations.

            Partner Nonrecourse Deductions: the overall amount and particular items determined in accordance with ss.l.704-2(i)(2) of the Tax Regulations.

            Partners: the General Partner and the Limited Partners collectively, and, in the singular form, any one of them.

            Partnership: Madison Square Garden, L.P. (formerly MSG Holdings, L.P.), the limited partnership that is continued pursuant to this Agreement.

            Permitted ITT Transferee: ITT Corporation, ITT Sheraton Corporation, or any majority-owned subsidiary of either of them that is not Controlled by any entity other than either of them.

            Person: an individual, firm, corporation, trust, partnership (whether general or limited), limited liability company or other entity or any governmental body or subdivision, agency, commission or authority thereof.

            Profit Percentage: with respect to each Partner, a fraction having a numerator equal to the Total Capital Contributions made to the Partnership with respect to the Interest of such Partner, as adjusted from time to time


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pursuant to Section 3.1(a), and a denominator equal to the Total Capital
Contribution, as adjusted from time to time pursuant to Section 3.1(a), expressed as a percentage; provided, however, that for purposes of computing Profit Percentage hereunder, Rainbow Partner's Capital Contribution shall be deemed to be increased to the extent that ITT Partner's and the General Partner's Capital Contributions are reduced pursuant to Section 3.1(a) by any redemption pursuant to Section 2.01, 2.03 or 2.04 of the Transfer Agreement.

            Profit or Loss: the income or loss of the Partnership for Federal income tax purposes, other than Gain or Loss on Disposition.

            Put Obligation Breach: shall have the meaning set forth in the Transfer Agreement.

            Put Obligation Failure: shall have the meaning set forth in the Transfer Agreement.

            Rainbow: Rainbow Media Holdings, Inc., a Delaware corporation, and an entity which immediately following the Initial Closing will indirectly own the General Partner and Rainbow Partner, and its successors and permitted assigns.

            Rainbow Partner: Garden L.P. Holding Corp., a Delaware corporation, and any Person who is substituted for Rainbow Partner pursuant to this Agreement or the Transfer Agreement.

            Recapture Income: any gain recognized upon the disposition of a partnership asset that is not capital gain because such gain represents the recapture (under Section 1245 or Section 1250 of the Code or otherwise) of deductions previously taken for federal income tax purposes with respect to such asset.

            Regulatory Allocations: shall have the meaning assigned to such term in Section 5.4(h).

            Related Person: as to each Partner, (i) such Partner, (ii) each Affiliate of such Partner, (iii) each director, officer or general partner of, or any stockholder or limited partner owning an equity interest greater than 10% in, such Partner or any Affiliate of such Partner, or (iv) each Person other than the Partnership in which such Partner or any Affiliate of such Partner has an equity interest greater than 10%.


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            RGC: Rainbow Garden Corp., a Delaware corporation.

            SportsChannel Contribution Agreement: that certain SportsChannel Contribution Agreement, dated as of April 15, 1997, by and among SportsChannel New York Holding Partnership, SportsChannel Associates Holding Corporation, ITT Partner, the Partnership and the other parties named therein.

            SportsChannel New York: SportsChannel Associates, a New York general partnership, and its successors and assigns.

            Tax Regulations: the Income Tax Regulations promulgated under the Code from time to time.

            Total Capital Contribution: the aggregate of all Capital Contributions, as adjusted from time to time pursuant to this Agreement.

            Transfer: any sale, transfer, delegation, exchange, assignment, hypothecation, pledge, encumbrance, creation of an option or right to purchase or other disposition of any kind, of an Interest in the Partnership or of any direct interest in a Partner or any direct equity interest in the Parent of a Partner (voluntarily, involuntarily or by operation of law) and correlative meanings when used as a verb.

            Transfer Agreement: that certain Partnership Interest Transfer Agreement, dated as of April 14, 1997, by and among ITT Eden Corporation, a Delaware corporation, ITT Partner, Cablevision, RGC, Rainbow Partner, the Partnership and the other parties named therein.

            Transferee: the Person who acquires all or part of an Interest by means of a Transfer.

            Transferor: the Person who Transfers all or part of an Interest.

            Unrealized Gain: the excess, if any, of the Fair Market Value of property (calculated for this purpose without regard to any outstanding indebtedness secured by or relating to such property) as of the date of determination of such value over the Carrying Value of such property as of such date.

            Unrealized Loss: the excess, if any, of the Carrying Value of property as of the date of determination


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of such value over the Fair Market Value of such property (calculated for this purpose without regard to any outstanding indebtedness secured by or relating to such property) as of such date.

            1.2 Interpretation. When the context in which words are used in this Agreement indicates that such is the intent, singular words shall include the plural and vice versa and masculine words shall include the feminine and the neuter genders and vice versa. References to Articles, Sections, Exhibits, Schedules or other subdivisions are to the appropriate subdivisions of this Agreement unless the context otherwise requires. The words "herein", "hereof", and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, Exhibit, Schedule or other subdivision.

                                    ARTICLE 2

                               General Provisions

            2.1 Formation. The Partnership was formed as a Delaware limited partnership under the Act by the filing of a Certificate of Limited Partnership with the Secretary of State of the State of Delaware on August 19, 1994. The Amended and Restated Certificate of Limited Partnership as in force on the date of execution hereof was filed with the Secretary of State of the State of Delaware on April 11, 1995.

            2.2 Nature of the Partnership. It is intended that the Partnership continue to be a limited partnership meeting the definition of "Partnership" contained in Section 7701 of the Code and the Tax Regulations. All rights, liabilities and obligations of the General Partner and the Limited Partners, both as among themselves and as to Persons not parties to this Agreement, shall be as provided in the Act, except to such extent as may be otherwise expressly provided herein.

            2.3 Name. The name of the Partnership shall continue to be "Madison Square Garden, L.P." (formerly MSG Holdings, L.P.). The Partnership may conduct business under any other or additional name or names and variations thereof as the General Partner may from time to time determine. The General Partner shall execute and cause to be filed on behalf of the Partnership such partnership or assumed or fictitious name certificates as may from time to time be required by law to be published or filed in connection with the continuation, qualification and operation of the


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Partnership. Notwithstanding anything to the contrary contained in this
Agreement, the parties hereto acknowledge that this Agreement provides ITT Partner with limited rights and, except as provided herein, nothing herein shall be construed as a waiver of the General Partner's responsibilities to ITT Partner as a fiduciary under relevant Delaware law.

            2.4 Purposes. The purposes of the Partnership shall be to own, operate, manage, finance, expand, develop, sell and otherwise deal with the assets and businesses owned and conducted by Madison Square Garden Corporation prior to the Merger and such others as may be incidental thereto or as otherwise determined by the General Partner. Subject to Section 4.1, in connection therewith, the Partnership may acquire, finance, mortgage, pledge and assign any assets, enter into such merger agreements, acquisition agreements, franchise agreements, licensing agreements, broadcasting agreements, assignments, financing agreements, security agreements and other instruments and agreements of any kind, enter into partnerships and joint ventures, and do any and all other acts and things that the General Partner may deem to be necessary or useful for the conduct of the Partnership's business or the winding up thereof.

            2.5 Place of Business. The principal place of business of the Partnership shall be at Two Pennsylvania Plaza, New York, New York 10121. The General Partner may, at any time and from time to time, change the location of the Partnership's principal place of business, upon written notice of such change to the other Partners, and may establish such additional place or places of business of the Partnership as the General Partner may from time to time determine.

            2.6 Partners' Names and Addresses. The names and addresses of the General Partner and the Limited Partners are set forth on Schedule I.

            2.7 Title to Partnership Property. All property owned by the Partnership, whether real or personal, tangible or intangible, shall be deemed owned by the Partnership as an entity, and no Partner, individually, shall have any ownership of such property. The Partnership may hold any of its assets in its own name or in the name of any other Person as its nominee.

            2.8 Registered Office and Registered Agent. The address of the registered office of the Partnership in the State of Delaware is c/o Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805. The registered


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agent for service of process in the State of Delaware is Corporation Service
Company, 1013 Centre Road, Wilmington, Delaware 19805. The General Partner may at any time change such office or agent, upon notice to the other Partners and the taking of any other action, including the execution and filing of an amendment to the Amended and Restated Certificate of Limited Partnership, as may be required by the Act.

            2.9 Organization Certificates. The General Partner shall cause to be executed and filed:

            (a) all such amendments or supplements to the Partnership's Amended and Restated Certificate of Limited Partnership as from time to time may be required by the Act; and

            (b) all such further certificates, notices, statements or other instruments as may be required by law for the formation, qualification or operation of a limited partnership in all jurisdictions where the Partnership may elect to do business, or otherwise necessary to carry out the purposes of this Agreement.

            2.10 Duration of the Partnership. The Partnership shall continue until December 31, 2093, unless it is sooner dissolved in accordance with this Agreement.

                                    ARTICLE 3

                           Capital of the Partnership

            3.1 Capital Contributions to the Partnership. (a) The Capital Contribution and Profit Percentage of each Partner and the Total Capital Contribution and the aggregate of all Profit Percentages immediately prior to the Initial Closing Date and the aggregate of all Profit Percentages shall be set forth on Schedule II. Schedule II shall be amended by the General Partner from time to time, without further Consent of the Limited Partners, in accordance with this Agreement as necessary to reflect any changes in the Capital Contributions of the Partners and their Profit Percentages as set forth below. The General Partner shall cause a copy of each amended Schedule II to be dated and sent to each Partner. The amount of the Capital Contribution in respect of any Partner and the Total Capital Contribution set forth on Schedule II shall be adjusted as follows:

            (i) the amount of the Capital Contribution of any Partner shall be increased by the amount of money and the Net Agreed Value of any property (other than money) contributed to the Partnership by such Partner, as determined in accordance with the terms hereof, and the Total Capital Contribution shall be increased by a like amount;

            (ii) in the event of a redemption by the Partnership of a Partner's Interest, the Capital Contribution of such Partner shall be reduced by an amount equal to the amount of such Partner's Capital Contribution immediately prior to such redemption multiplied by the amount (expressed as a decimal) that the Profit Percentage represented by the Interest so redeemed bears to the Profit Percentage represented by all of such Partner's Interests immediately prior to such redemption, and the Total Capital Contribution shall be reduced by a like amount;

            (iii) in the event of a Transfer of an Interest, the Capital Contribution of the Transferor shall be reduced by an amount equal to the amount of such Partner's Capital Contribution immediately prior to such Transfer multiplied by the amount (expressed as a decimal) that the Profit Percentage represented by the Interest so Transferred bears to the Profit Percentage represented by all of such Partner's Interests immediately prior to such Transfer, and the Transferee's Capital Contribution shall be increased by (or established in, in the case of a new Partner) a like amount.

            Contemporaneously with any change to the amounts of any Capital Contribution pursuant to the foregoing, the General Partner shall make appropriate changes to the Profit Percentages set forth on Schedule II, in accordance with this Agreement.

            (b) The General Partner shall in its sole and absolute discretion be permitted to (i) make additional Capital Contributions, (ii) request, but not require, a Limited Partner to make additional Capital Contributions in accordance with this Agreement, (iii) cause the Partnership to issue additional Limited Partner Interests, which in no event shall be senior to the Limited Partner Interests of ITT Partner, (iv) redeem any Capital Contributions or make distributions in accordance with this Agreement (except as may be provided for in the Transfer Agreement, there shall be no redemptions of Capital Contributions unless each Partner is redeemed on a pro rata basis), and (v) admit any

Person as a Limited Partner in accordance with this Agreement. In the case of an admission of a person as a new Limited Partner other than pursuant to a Transfer, such person shall not be admitted as a Partner until it has executed a written instrument satisfactory to the General Partner agreeing to become a party hereto and to be bound by the provisions hereof.

            (c) Other than pursuant to Section 3.3, a Partner shall not be (i) permitted to make a Capital Contribution, without the Consent of the General Partner, or (ii) required to make a Capital Contribution.

            (d) Interest shall not accrue on any Capital Contribution or on amounts in any Capital Account. A Partner may not withdraw or require repayment of any Capital Contribution, except as herein expressly provided. A Partner shall not have the right to demand or receive property other than money upon any distribution in respect of its Interest or Capital Contributions and shall not have priority over any other Partner either as to the return of Capital Contributions or as to Profits, Losses or distributions, except as herein expressly provided.

            3.2 Loans by Partners. (a) A Partner shall not be required to lend any money to the Partnership.

            (b) If the Partnership's funds are insufficient to meet its costs, expenses, obligations, liabilities or charges, or to make any expenditure authorized by this Agreement, upon written request made by the General Partner to all of the Partners (a "Loan Notice"), specifying the aggregate amount of the requested Partner Loan and the terms and conditions of the requested Partner Loan, including the date on which the Partner Loan must be made, any Limited Partner or General Partner may (but shall not be required to) advance such funds to the Partnership. ITT Partner shall have the right and option by written notice delivered to the General Partner within 10 business days of the delivery of the Loan Notice to commit to advance the entire principal amount of any requested Partner Loan on the terms and conditions specified by the General Partner. If ITT Partner does not exercise its right to advance requested Partner Loan, each Partner agreeing to make a Partner Loan shall have the right, but not the obligation, to participate in the total Partner Loan according to the ratio that its Profit Percentage bears to the Profit Percentage of all Partners participating in the Partner Loan. All amounts advanced to the Partnership as Partner Loans shall be evidenced by a note or other instrument. No loans to the Partnership (including guarantees of loans to the

Partnership) may be made by any Partner or any Affiliate of a Partner except pursuant to this Section 3.2.

            (c) In the event that any Partner or any of its Affiliates shall guarantee any obligation of the Partnership and shall be required to make payment pursuant to such guaranty, such payment shall constitute a Partner Loan pursuant to Section 3.2(b) from the date of such payment. Such Partner Loan shall be payable on demand, on such terms and conditions specified by the General Partner in a Loan Notice and subject to the provisions of Section 3.2(b) permitting (i) ITT Partner to advance all of such Partner Loan and (ii) each Partner to participate in the total Partner Loan according to the ratio that its Profit Percentage bears to the Profit Percentage of all Partners participating in the Partner Loan.

            (d) The proceeds of a Partner Loan shall not be added to, or otherwise affect, the Capital Account or Capital Contribution of any Partner.

            (e) Unless a Partner Consents, each Partner Loan shall be without recourse to such Partner and Affiliates of such Partner.

            3.3 Contribution of SportsChannel New York; Contribution of
Aircraft.

            (a) Notwithstanding anything in this Agreement to the contrary, on or after the Initial Closing Date, Rainbow Partner or any of its Affiliates shall have the right to cause to be contributed to the Partnership as a Capital Contribution all of the interests in, or all of the assets and liabilities of, SportsChannel New York in accordance with the terms of the SportsChannel Contribution Agreement. The amount of such Capital Contribution shall be as provided in the SportsChannel Contribution Agreement. If the provisions of
Section 2(b) of the SportsChannel Contribution Agreement apply, the Fair Market Value of SportsChannel New York shall be $170,000,000.

            (b) Notwithstanding anything in this Agreement to the contrary, following the Initial Closing Date, ITT Partner or any of its Affiliates shall have the right to cause to be contributed to the Partnership as a Capital Contribution all of the ownership rights in the Aircraft in accordance with the terms of the Aircraft Contribution Agreement. The amount of such Capital Contribution shall be $0 until the expiration unexercised of the Third-Year Call Right (as defined in the Transfer Agreement) and $38 million thereafter.

            (c) At the time of a contribution under Section 3.3(a) or Section 3.3(b), Schedule II hereto shall be appropriately adjusted.

                                    ARTICLE 4

                          Management of the Partnership

            4.1 Management. (a) Subject to the requirements of the Act and this Agreement, the General Partner shall have exclusive management and control of the business of the Partnership and all decisions regarding the affairs of the Partnership shall be made by the General Partner. Except as otherwise provided herein, the General Partner shall have all the rights and powers of a general partner as provided in the Act or otherwise by law and any action taken by the General Partner on behalf of the Partnership shall constitute the act of the Partnership.

            (b) In furtherance of the purposes of the Partnership as set forth in this Agreement, the General Partner shall have the right, power and authority to do on behalf of the Partnership all things which, in its judgment, are necessary, proper or desirable to carry out its duties and responsibilities hereunder. Without limiting the foregoing, the General Partner shall be permitted to cause the Partnership to be a party to any merger or consolidation without the approval or Consent of the Limited Partners. The General Partner shall not perform any act that would reasonably be expected to subject any Limited Partner to liability as a general partner in respect of the Partnership in any jurisdiction. With respect to the exercise of its powers as General Partner, the General Partner shall act in good faith and shall treat the Limited Partners in a manner that is at all times fair to them, taking into account their rights and obligations under this Agreement.

            (c) With respect to all of its obligations, powers and responsibilities under this Agreement, the General Partner is authorized to execute and deliver, for and on behalf of the Partnership, such notes and other evidences of indebtedness, contracts, agreements, assignments, deeds, leases, loan agreements, mortgages, security instruments, certificates and other instruments, agreements or documents as it deems proper, all on such terms and conditions as it deems proper, subject only to the limitations contained herein.

            4.2 Transactions with Related Persons; Fiduciary Duties; Partnership Opportunities. (a) With respect to

Partnership affairs, the General Partner shall always act as a fiduciary for the benefit of the Partnership and in accordance with applicable law. Without limiting the generality of the foregoing, an agreement or transaction between the Partnership and any Partner or Related Person shall not be void or voidable solely for this reason.

            (b) Neither the Partnership nor any Partner shall have any right by virtue of this Agreement or the partnership relationship created hereby in or to any other ventures or activities engaged in by any Partner or Affiliate of any Partner or to the income or proceeds derived therefrom, and the pursuit of such ventures or activities by any Partner or its Affiliate shall not be deemed wrongful or improper. No Partner or Affiliate of a Partner shall be obligated to present any particular business opportunity to the Partnership, even if related or potentially related to the Partnership's business and even if such opportunity is of a character which, if presented to the Partnership, could be availed of by the Partnership, and each of them shall have the right to take or exploit for its own account and benefit (individually or otherwise) or to recommend to others any such particular business opportunity.

            4.3 Right of Public to Rely on Authority of the General Partner. No Person dealing with the Partnership shall be required to determine the authority of the General Partner to undertake any act or execute any contract on behalf of the Partnership. Documents to be executed on behalf of the Partnership may be executed by the General Partner or by any individual designated by the General Partner as an officer of the Partnership and duly authorized by the General Partner to sign such documents on behalf of the Partnership.

            4.4 Liability of the General Partner; Indemnification. (a) Neither the General Partner nor any of its Affiliates, employees or agents (in each case, only if and to the extent acting in connection with the business of the Partnership or on behalf of the Partnership) shall be liable to the Partnership or to any Partner for any loss suffered by the Partnership or any Partner which arises out of any action taken or omitted by the General Partner or its Affiliates, employees or agents (in each case, only if and to the extent acting in connection with the business of the Partnership or on behalf of the Partnership) if the General Partner or its Affiliates, employees or agents in good faith believed that such course of conduct was in the best interests of the Partnership (and, in the case of any affirmative action taken on behalf of the Partnership, the action was within the scope of the authority granted to the General Partner by this Agreement) and such course of conduct did not constitute gross negligence, willful misconduct or breach of fiduciary duty of the General Partner or a breach of this Agreement by the General Partner.

            (b) The General Partner and its Affiliates, employees and agents (in each case, only if and to the extent acting in connection with the business of the Partnership or on behalf of the Partnership) shall be indemnified by the Partnership against any liability, loss or expense, including, without limitation, reasonable attorney's fees incurred in investigating or defending any claim or any proceeding with respect to a claim, litigation costs, settlement amounts and judgments, incurred by any of them as a result of any action taken or omitted by the General Partner in good faith within the scope of the authority granted under this Agreement, unless the taking or omission of such action constituted gross negligence, willful misconduct or a breach of fiduciary duty of the General Partner or a breach of this Agreement by the General Partner. Any indemnity under this Section 4.4(b) shall be paid from, and only to the extent of, the assets of the Partnership and no Partner shall have any personal liability therefor.

            4.5 Limitations on Limited Partners. No Limited Partner, in its capacity as a Limited Partner, shall (i) be permitted to take part in the management or control of the business or affairs of the Partnership; (ii) have any voice in the management or operation of any Partnership assets; (iii) have the authority or power in its capacity as a Limited Partner to act as agent for or on behalf of the Partnership or any other Partner, to do any act which would be binding on the Partnership or any other Partner or to incur any expenditures on behalf of or with respect to the Partnership; or (iv) hold itself out as having any status other than that of a Limited Partner or as having rights, powers or privileges other than those provided by this Agreement or the Transfer Agreement. Any Limited Partner which acts in contravention of this Agreement and thereby causes itself to be deemed a general partner for liability purposes shall under no circumstances be construed as receiving a grant of power or authority to act in such capacity under any provision of this Agreement. The exercise by any Limited Partner of any rights granted pursuant to any provision of this Agreement or the Transfer Agreement shall not be deemed to constitute management or control of the Partnership business or otherwise to contravene the provisions of the preceding sentence.

            4.6 Rights of Partners. (a) In addition to those rights provided by this Agreement, the Partners shall have those rights specifically provided to them in Section 17-305 of the Act with respect to access to the records and other information at reasonable times and upon reasonable terms.

            (b) The current representative of the Partnership to the Board of Governors of the National Basketball Association shall continue to serve as such until the end of the 1998-1999 NBA season, subject to the earlier termination of such term at the pleasure and discretion of the General Partner or such individual.

            4.7 Liability of Limited Partners. The debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Partnership, and no Limited Partner shall be obligated personally for any such debt, obligation or liability of the Partnership; provided, however, that a Limited Partner may be liable to the Partnership to the extent of previous distributions made to it in the event that the Partnership does not have sufficient assets to discharge its liabilities, but only to the extent that such liability is mandated by applicable law. The Limited Partners shall not be obligated to make additional contributions to the Partnership in respect of any such debts, obligations or liabilities.

                                    ARTICLE 5

                 Capital Accounts, Distributions and Allocations

            5.1 Establishment of Capital Accounts. (a) A separate Capital Account shall be maintained for each Partner. The Capital Account of each Partner shall be (i) credited with the total of such Partner's Capital Contributions (as adjusted pursuant to Section 3.1) plus all Profit and Gain on Disposition computed in accordance with Section 5.1(b) and allocated to the Partner in the manner provided in Section 5.3 (but without regard to Section 5.3(c)) or 5.4, and (ii) debited with the sum of (A) all Loss and Loss on Disposition computed in accordance with Section 5.1(b) and allocated to the Partner in the same manner as provided in Section 5.3 (but without regard to Section 5.3(c)) or 5.4 and (B) all cash and the Net Agreed Value of any property distributed by the Partnership to such Partner pursuant to Sections 5.2 (except that in the case of a redemption of a Partner's Interest that has reduced such Partner's Capital Contribution pursuant to Section 3.1(a)(ii), such Partner's Capital Account shall be debited only by the excess, if any, of the amount distributed to such Partner upon such redemption over the amount by which such Partner's Capital Contribution was so reduced) and 7.2. Notwithstanding anything to the contrary contained herein, the Capital Account of a Partner shall be determined in all events in accordance with the rules set forth in ss.l.704- 1(b)(2)(iv) of the Tax Regulations. Any reference in this Agreement to the Capital Account of a Partner shall be deemed to refer to such Capital Account as the same may be credited or debited from time to time in accordance herewith.

            (b) For purposes of computing the amount of any item of income, gain, loss or deduction to be reflected in Capital Accounts (including, without limitation, all Profit, Loss and Gain or Loss on Disposition), the determination, recognition and classification of each such item shall be the same as its determination, recognition and classification for Federal income tax purposes, except that:

            (i) any deductions for depreciation, depletion, amortization or similar expense attributable to a Partnership asset that is Contributed Property or property the value of which is restated pursuant to Section 5.1(d) shall be determined as if the Adjusted Basis of the asset on the date it was acquired by the Partnership was equal to the Carrying Value of the asset as of such date;

            (ii) any income, gain or loss attributable to the taxable disposition of any Partnership asset shall be determined by the Partnership as if the Adjusted Basis of such asset as of the date of its disposition was equal to the amount of the Carrying Value of such asset as of such date;

            (iii) if the General Partner determines to make any distribution to Partners (including a liquidating distribution pursuant to Section 7.2) other than in money, the Capital Account of each Partner, immediately prior to such distribution, shall be appropriately adjusted upward or downward to reflect the portion of any Unrealized Gain or Unrealized Loss attributable to the distributed property that would be allocated to such Partner if the distributed property were sold for its Fair Market Value (calculated for this purpose without regard to any outstanding indebtedness secured by or relating to such property) on the date of the distribution in a taxable disposition;

            (iv) all fees and other expenses incurred by the Partnership to promote the sale of (or to sell) an Interest in the Partnership that can neither be deducted nor amortized under Section 709 of the Code shall be treated as items of deduction; and

            (v) the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership (except to the extent required by ss.1.704-1(b)(2)(iv)(m) of the Tax Regulations) and, as to those items described in Section 705(a)(1)(B) or Section 705(a)(2)(B) of the Code, without regard to the fact that such items are not includible in gross income or are neither currently deductible nor capitalizable for Federal income tax purposes.

            (c) A Transferee of an Interest shall succeed to the Capital Account attributable to the transferred Interest, and there shall be no adjustment to Capital Accounts as a result of the Transfer except as otherwise required under ss.1.704-1 of the Tax Regulations. Nevertheless, as long as the version of Tax Regulation ss. 1.708-1 published May 23, 1956 remains effective, (i) if the Transfer causes a termination of the Partnership under Section 708(b)(1)(B) of the Code, Partnership property shall be deemed to have been distributed in liquidation of the Partnership to the Partners immediately subsequent to the Transfer and recontributed by them in reconstitution of the Partnership; and
(ii) upon such recontribution, the Partnership property shall be treated as Contributed Property and the Capital Accounts of the Partners in the reconstituted Partnership shall be maintained in accordance with the principles of this Article 5.

            (d) Immediately prior to (i) a Capital Contribution as consideration for an Interest or (ii) a distribution in excess of $1,000,000 of money or other property by the Partnership to a Partner (including a Person withdrawing as a Partner) as consideration for an Interest, the Carrying Value of the Partnership Assets and the Capital Account of each Partner shall each be increased or decreased, as the case may be, to reflect the Fair Market Value of all the Partnership property (calculated for this purpose without regard to any outstanding indebtedness secured by or relating to such property). Such adjustment of the Capital Accounts shall reflect the manner in which the unrealized income, gain, loss or deduction inherent in the Partnership property (that has not previously been reflected in the Capital Accounts) would be allocated among the Partners if there were a taxable disposition of all the Partnership property for its Fair Market Value (calculated for this purpose without regard to any outstanding indebtedness secured by or relating to such property) on the date of the contribution or distribution. Thereafter, for tax purposes, the Partners' shares of depreciation and gain or loss shall be determined in the manner described in Tax Regulation ss. 1.704-1(b)(2)(iv)(f)(4).

            5.2 Distributions.

            (a) The Partnership may, from time to time, distribute cash or other property to the Partners in amounts determined by the General Partner to the extent such amounts are in excess of the amounts reasonably necessary for the continued efficient operation of the business of the Partnership. Any such distributions (other than any distribution that constitutes a redemption of any portion of a Partner's Interest) shall be distributed among the Partners in accordance with their respective Profit Percentages. The Partnership shall repay principal and accrued interest on any Partner Loan prior to making any cash distributions to the Partners.

            (b) Subject to the terms of any Bank Credit Agreement (as defined in the Transfer Agreement), the Partnership shall distribute in cash to ITT MSG any amount that the Partnership becomes obligated to remit to ITT MSG pursuant to
Section 2.07(b) of the Transfer Agreement as a result of a transfer of assets by the Partnership (or any of the Partnership's subsidiaries) (a "Remittance Amount").

            5.3 Allocations. (a) Subject to Section 5.4(b), Profits and Gain on Disposition shall be allocated as follows:

                  (i) first, to Partners having Capital Deficits, in proportion to and to the extent of their Capital Deficits;

                  (ii) in the case of any Gain on Disposition arising from a transfer of assets by the Partnership (or any of the Partnership's subsidiaries) in respect of which the Partnership is obligated to remit to ITT MSG a Remittance Amount, a portion of such Gain on Disposition equal to such Remittance Amount shall be allocated to ITT MSG (with any remainder being allocated pursuant to clause (iii) hereof); and

                  (iii) then, among the Partners in accordance with their
            respective Profit Percentages.

            (b) Subject to Section 5.4(b), Losses and Loss on Disposition shall be allocated among the Partners in accordance with their respective Loss Percentages.

            (c) All items of income, gain, loss or deduction attributable to Contributed Property (including depreciation on, and gain or loss with respect to the disposition of, Contributed Property) shall be allocated for Federal income tax purposes first, among the Partners in a manner that takes into account the difference between the Fair Market Value of such property at the time of its contribution (calculated for this purpose without regard to any outstanding indebtedness secured by or relating to such property) and its Adjusted Basis at that time (in accordance with Section 704(c) of the Code) and second, any balance of such items in accordance with Section 5.3(a), 5.3(b) or 5.4, as appropriate. Each Partner that contributes Contributed Property to the Partnership shall at the time of such contribution notify the Partnership of its Adjusted Basis in the Contributed Property at such time.

            (d) To the extent of any Recapture Income resulting from the sale or other taxable disposition of a Partnership asset, the amount of any gain from such disposition allocated to each of the Partners pursuant to the foregoing provisions shall be deemed to be Recapture Income to the extent such Partner (or a predecessor in interest) has been allocated or has claimed any deduction directly or indirectly giving rise to the treatment of such gain as Recapture Income.

            (e) Subject to the requirements of Section 706 of the Code, all allocations pursuant to Sections 5.3(a) and 5.3(b) shall be made by applying each Partner's Profit or Loss Percentage on each day of the Fiscal Year to the portion of the annual Profit or Loss of the Partnership allocated to each such day under the daily pro rata method (excepting extraordinary asset dispositions, the gain or loss from which will be allocated to the Partners in accordance with their Interests on the date of the disposition).

            (f) If at any time both Profit and Gain on Disposition are allocable to the Partners, the aggregate amount of Profit and Gain on Disposition allocated to each Partner shall, in each instance, include a pro rata portion of each item of Profit and Gain on Disposition so allocable. If Profit, Gain on Disposition, Loss or Loss on Disposition allocable at any time consists of more than one kind of income, gain or loss in any instance (for example, ordinary income or loss, long-term gain or loss, short-term gain or loss, or Section 1231 gain or loss), then, subject to Section 5.3(d), the aggregate amount of Profit or Loss and Gain or Loss on Disposition allocated to each Partner shall, in each instance, include a pro rata portion of each of the constituent items so allocable.

            5.4 Conformity with Tax Regulations. (a) Solely for purposes of determining a Partner's Capital Account (and for purposes of determining the amount of Capital Deficit that a Partner is obligated to restore on a liquidation of the Partnership or such Partner's Interest under this Section 5.4), in applying the provisions of this Section 5.4 the anticipated adjustments, allocations and distributions described in ss.l.704-1(b)(2)(ii)(d)(4)-(6) of the Tax Regulations shall be taken into account, and each Partner (including each General Partner) shall be deemed obligated to restore its Capital Deficit to the extent of, and only to the extent of, the sum of its share of Minimum Gain, as determined pursuant to ss.l.704-2(g) of the Tax Regulations, and its share of Minimum Gain Attributable to Partner Nonrecourse Debt, as determined pursuant to ss.l.704-2(i) of the Tax Regulations.

            (b) Notwithstanding the provisions of Section 5.3, Loss or Loss on Disposition shall not be allocated to a Limited Partner (which is not also a General Partner) to the extent the allocation would create or increase a Capital Deficit of such Limited Partner that exceeds the amount such Limited Partner is deemed to be obligated to restore on a liquidation of the Partnership pursuant to Section 5.4(a). Any Loss which cannot be allocated to a Limited Partner pursuant to the foregoing restriction shall be allocated to the other Partners in the ratio of their Profit Percentages. Notwithstanding the provisions of
Section 5.3, in the event that at any time any Loss or Loss on Disposition has been allocated to any Partner pursuant to this Section 5.4(b), all Profits and Gain on Disposition arising thereafter shall first be specially allocated to the Partners who received allocations of Loss and Loss on Disposition pursuant to this Section 5.4(b) (in proportion to the maximum allocation to which each such Partner is then entitled under this Section 5.4(b)) until the aggregate amount of Profits and Gain on Disposition specially allocated to each such Partner pursuant to this Section 5.4(b) equals the aggregate amount of Loss and Loss on Disposition theretofore allocated to such Partner pursuant to this Section 5.4(b).

            (c) Notwithstanding the provisions of Section 5.3, if any Limited Partner (which is not also a General Partner) unexpectedly receives an adjustment, allocation or distribution described in clause (4), (5) or (6) of ss.l.704-

1(b)(2)(ii)(d) of the Tax Regulations that creates or increases a Capital Deficit of such Limited Partner that exceeds the amount such Limited Partner is deemed to be obligated to restore on a liquidation of the Partnership or such Partner's interest in the Partnership pursuant to Section 5.4(a), income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income, and gain for such year) shall thereafter first be allocated to such Partner in such amount and manner as will eliminate such excess as quickly as possible.

            (d) In accordance with and pursuant to ss.l.704- 2(f) and (i)(4) of the Tax Regulations, if there is a net decrease in the Partnership's Minimum Gain or its Minimum Gain Attributable to Partner Nonrecourse Debt or both during any Fiscal Year, then before any other allocation is made of Partnership items for such Fiscal Year, there shall be allocated to each Partner (including each General Partner) items of income and gain for such year (and, if necessary, subsequent years) in amount equal to such Partner's share of the net decrease in Minimum Gain or Minimum Gain Attributable to Partner Nonrecourse Debt or both, as determined pursuant to ss.1.704-2(g) and (i)(4) of the Tax Regulations. To the extent that the Partnership has insufficient income and gain in any Fiscal Year to make all of the allocations required under this Section 5.4(d), the insufficiency shall be attributed first to the decrease in Minimum Gain Attributable to Partner Nonrecourse Debt and second to the decrease in Minimum Gain.

            (e) The chargeback provisions, the qualified income offset and the limitation on loss allocations provided herein are intended to satisfy the "allocation of nonrecourse deductions" rules provided in ss.l.704-2 of the Tax Regulations and the requirements of ss.l.704- 1(b)(2)(ii)(d) of the Tax Regulations relating to the alternate test for economic effect and "qualified income offset". The allocations under this Article 5 are further intended to effect allocations for Federal income tax purposes in a manner consistent with Sections 704(b) and 704(c) of the Code and to comply with any limitations or restrictions therein. If for any reason the allocations contained in this Agreement conflict with the allocation rules of the Tax Regulations under
Section 704 of the Code, such Tax Regulations shall control, except that if the application of the Tax Regulations would cause distributions on liquidation of the Partnership to differ from those that would otherwise have been made pursuant to Section 5.2, the Partnership shall make special allocations of gross income, as promptly as possible, to cause liquidating distributions, when made, to correspond to the requirements of Section 5.2.

            (f) Nonrecourse Deductions shall be allocated to the Partners in accordance with their respective Loss Percentages.

            (g) Partner Nonrecourse Deductions for any taxable period shall be allocated to the Partner or Partners bearing the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable, in accordance with the provisions of ss.1.704-2(i) of the Tax Regulations.

            (h) The allocations set forth in Sections 5.4(d), (f) and (g) (the "Regulatory Allocations") are intended to comply with certain requirements of ss.l.704-2 of the Tax Regulations. Notwithstanding the provisions of Section 5.3 and the other provisions of Section 5.4, the Regulatory Allocations shall be taken into account in allocating other items of income (including gross income), gain, loss and deduction among the Partners so that, to the extent possible, the net result of such allocations of other items and the Regulatory Allocations to each Partner shall be equal to the net amount that would have been allocated to each such Partner if the Regulatory Allocations had not occurred.

            5.5 Negative Capital Accounts. Notwithstanding anything to the contrary in Sections 3.1(c) and 7.4, upon liquidation of the Partnership the General Partner shall be obligated to pay to the Partnership (within the time prescribed under ss.l.704-1(b)(2)(ii)(b)(3) of the Tax Regulations) any Capital Deficit in its Capital Account (as determined after the allocation of items provided for in this Article 5). A Limited Partner which is not also a General Partner shall not be required to pay to the Partnership or to any other Partner any Capital Deficit in its Capital Account at any time for any reason whatsoever.

                                    ARTICLE 6

                   Transfer of Interests; Additional Partners.

            6.1 Transfer of a Limited Partner's Interest; Substitution. (a) Except as provided herein, no Limited Partner may Transfer all or any part of its Interest, except with the General Partner's prior Consent. Notwithstanding the foregoing and subject to Sections 6.1(b) and 6.5, (i) at any time, Rainbow Partner or any Affiliate of Rainbow Partner may Transfer all or any part of its Interest without the General Partner's Consent and (ii) after the earliest of
(A) the third anniversary of the Initial Closing Date, (B) the date of any Put Obligation Breach (provided, that ITT Partner's right to Transfer all or any part its Interest pursuant to this clause (B) shall terminate upon the cure of such Put Obligation Breach), (C) the occurrence of any Acceleration Event (provided, that ITT Partner's right to Transfer all or any part its Interest pursuant to this clause (C) shall terminate upon the waiver or cure of such Acceleration Event), or (D) the date of any Put Obligation Failure (provided, that ITT Partner's right to Transfer all or any part its Interest pursuant to this clause (D) shall terminate upon the cure of such Put Obligation Failure), all or any part of ITT Partner's Interest may be transferred without the General Partner's Consent. Notwithstanding anything to the contrary contained in this Agreement and subject to Section 6.1(b), (I) all or any part of ITT Partner's Interest may be transferred at any time to ITT or any Permitted ITT Transferee without the Consent of the General Partner and without compliance with Section 6.5; provided that if such Transfer is a direct transfer of an Interest that such Transferee agrees in writing to be bound by all of the provisions of this Agreement and the Transfer Agreement and upon such Transfer, the Transferee will be deemed to be ITT Partner for all purposes of this Agreement, (II) no Consent of the General Partner shall be required for any Transfer of a Limited Partner Interest by ITT Partner pursuant to Sections 2.03, 2.04, 2.08, 2.09 or 2.10 of the Transfer Agreement, and (III) ITT Partner may Transfer all or any part of its Interest without the Consent of the General Partner and without compliance with Section 6.5 from and after any time that (x) Cablevision shall cease to Control Rainbow and (y) a person that is not an Affiliate of Cablevision does Control Rainbow, other than any changes in Control that occur after a public offering of the equity securities of Rainbow or a spin-off (or similar transaction or series of related transactions) by Cablevision of equity securities of Rainbow.

            (b) Notwithstanding anything herein to the contrary, a direct transfer of a Limited Partner Interest shall not be made, recognized, Consented to, or otherwise deemed effective in any respect unless in the opinion of nationally recognized counsel chosen by the General Partner and reasonably acceptable to the Transferee such transfer (i) may be effected without registration under the Securities Act of 1933, as amended, and (ii) would not result in the violation of any applicable state securities laws.

            (c) Unless a transferee of a directly transferred Interest is substituted as a Limited Partner in accordance with this Section 6.1(c), the transferee shall not be entitled to any of the rights of a Limited Partner hereunder with respect to the Interest transferred, other than the right to receive the allocations of Profits, Losses, cash distributions and returns of capital to which its transferor would otherwise be entitled with respect to such Interest. The transferee of all or part of the Interest of a Limited Partner shall be substituted as a Limited Partner with respect to the Interest transferred and shall be entitled to all the rights of a Limited Partner with respect to such Interest, only if and when:

                  (i) the transferor gives the transferee such right;

                  (ii) if Consent of the General Partner with respect to such transfer is required, the General Partner Consents to the substitution;

                  (iii) the transferee pays to the Partnership all reasonable out-of-pocket costs and expenses incurred by the Partnership in connection with such substitution, including any costs incurred in amending the Amended and Restated Certificate of Limited Partnership or any other document filed with respect to the Partnership in any jurisdiction; and

                  (iv) the transferee executes and delivers such instruments, in form and substance reasonably satisfactory to the General Partner, as the General Partner reasonably deems necessary or desirable to effect such substitution and to confirm the agreement of the Transferee to be bound by all of the terms and provisions of this Agreement as a Partner and, to the extent required therein, any other agreements between its Transferor and any of its Affiliates on the one hand and Rainbow Partner or the Partnership or any of their respective Affiliates on the other hand.

            (d) The Partnership and the General Partner shall be entitled to treat the record owner of any Interest as the absolute owner thereof in all respects, and shall incur no liability for distributions of cash or other property in good faith to such owner until such time as a direct transfer of such Interest is completed in accordance with the provisions of this Agreement and a written assignment of such Interest has been received by the General Partner and recorded on the books of the Partnership (which recordation shall be accomplished promptly by the General Partner upon its receipt of such written assignment). In no event shall any Interest be Transferred to a Person which is the subject of Bankruptcy, and any attempt to effect a Transfer to such a Person shall be void and of no effect and shall not bind the Partnership or the General Partner.

            (e) No Transfer of an Interest by a Limited Partner which requires the Consent of the General Partner pursuant to this Section 6.1 shall be effective without the prior written Consent of the General Partner and any such purported Transfer shall be void and of no legal force or effect. Upon any direct transfer pursuant to which the transferee has satisfied the conditions to becoming a substituted Partner hereunder, such transferee shall be deemed admitted to the Partnership and immediately and thereafter the transferor shall be deemed withdrawn with respect to the Interest so transferred.

            6.2 Bankruptcy or Dissolution of a Limited Partner. (a) The Bankruptcy, dissolution or legal incapacity of a Limited Partner shall not dissolve or terminate the Partnership.

            (b) Upon the Bankruptcy, dissolution or other cessation of existence of a Person that is a Limited Partner, an authorized representative of such Person shall have all the rights of a Partner for the purpose of effecting the orderly winding up and disposition of the business of such Person and such power as such Person possessed hereunder to designate a successor as a Transferee of its Interest and to join with such Transferee in making application to substitute such Transferee as a Partner in accordance with the terms of this Agreement.

            6.3 Transfer of the General Partner's Interest. (a) Subject to paragraph (c) of this Section 6.3, the General Partner shall have the absolute right to Transfer all or any part of its Interest at any time in its sole and absolute discretion.

            (b) Upon 30 days prior notice to the other Partners, the General Partner may voluntarily withdraw from the Partnership or Transfer its Interest, but only if:

            (i) there is or will be at least one remaining or successor General Partner upon such withdrawal or Transfer;

            (ii) any successor has satisfied the conditions set forth in paragraph (c) of this Section 6.3;

            (iii) in the opinion of counsel acceptable to the General Partner, such withdrawal or Transfer will not result in the treatment of the Partnership as an association taxable as a corporation under the Code; and

            (iv) such withdrawal or Transfer will not result in a violation of or default under any Financing Document or other material agreement to which the Partnership or the General Partner is a party.

            (c) In the case of a direct transfer of the Interest of a General Partner, the transferee may be admitted as a successor General Partner only if:

            (i) such Person has accepted and agreed to be bound by all the terms and provisions of this Agreement by executing a counterpart hereof and such other documents and instruments as may be required or appropriate to effect its admission as a General Partner;

            (ii) a certificate evidencing the admission of such Person as a General Partner has been filed or recorded in all places required by law;

            (iii) if such Person is a corporation, it has provided to the Partnership a certified copy of a resolution of its Board of Directors authorizing it to become a General Partner and to execute and deliver this Agreement and the documents and instruments referred to in clause (i) above; and

            (iv) it has delivered to the Partnership an opinion of counsel satisfactory to all of the Limited Partners (in the reasonable exercise of their judgment) to the effect set forth in clause (iii) of Section 6.1(c) and further to the effect that it possesses all requisite corporate and other power and authority to be a General Partner.

            Upon any direct transfer pursuant to which the transferee has satisfied the conditions to becoming a substituted Partner hereunder, such transferee shall be deemed admitted to the Partnership immediately and thereafter the Transferor shall be deemed withdrawn with respect to the Interest so transferred.

            6.4 Deemed Withdrawal of the General Partner. (a) Upon the Bankruptcy of the General Partner or the occurrence with respect to the General Partner of any event which under the Act causes the dissolution of a limited partnership, the General Partner shall be deemed to have offered its resignation as a General Partner and, unless a majority in interest of the remaining Partners shall otherwise Consent within 30 days of such Bankruptcy or other occurrence, the General Partner shall be deemed to have withdrawn as a General Partner.

            (b) Upon the deemed withdrawal of a Person as a General Partner pursuant to Section 6.4(a), the Interest of such Person as a General Partner shall be forthwith converted into that of a Limited Partner, except that such Person shall share in Profits and Losses in the same proportions as if such Person had not withdrawn as a General Partner.

            6.5 Right of First Refusal. (a) In addition to the restrictions on Transfer pursuant to Section 6.1(a), after the earliest of (A) the third anniversary of the Initial Closing Date, (B) the date of any Put Obligation Breach, (C) the occurrence of any Acceleration Event or (D) the date of any Put Obligation Failure, ITT Partner shall not have the right to Transfer all or any part of its Interest to any Person that is not an ITT Permitted Transferee without first offering to the Partnership a right of first refusal to purchase all but not less than all of the Interest that is proposed to be so Transferred or, in the case of a direct Transfer of any equity interest in ITT Partner or a Parent of ITT Partner (a "Parent Transfer"), all of the equity interest proposed to be Transferred (the "Offered Interest"), all on the terms hereinafter set forth. This Section 6.5 shall not apply to any Transfer that is a hypothecation, pledge or encumbrance whereby operating control of the asset Transferred remains with the Transferee and which is primarily designed as a financing mechanism for the benefit of the Transferee or its Affiliates, but this provision shall apply to any attempt by the Transferee to realize upon such hypothecation, pledge or encumbrance.

            (b) The Offered Interest must be offered by means of a written notice (an "Offer Notice") delivered to the Partnership in which ITT Partner shall specify a price and related terms no less favorable to the Partnership than those which ITT Partner or such Parent or the entity selling an interest in a Parent, is willing to accept from a bona fide third party purchaser pursuant to an offer from such third party purchaser (a "Bona Fide Offer"). The Offer Notice shall include therein a statement setting forth the identity of, and the price and terms offered by, such third party for the purchase of the Offered Interest. In any case where a Bona Fide Offer has been made in respect of an

Offered Interest in conjunction with other property, the price in respect of the Offered Interest shall be the Allocated Interest Offer Price. In the case of an Allocated Interest Offer Price, Rainbow Partner will furnish the selection of three investment banking firms to act as Appraiser to ITT Partner within five business days following receipt of the Offer Notice. The Appraiser shall be instructed to determine the Allocated Interest Offer Price within 10 days of its appointment.

            (c) The Offered Interest must first be offered (in whole and not in part) to the Partnership, (i) after the date of any Put Obligation Breach, Put Obligation Failure or Acceleration Event (in each case, that has not been cured), for a period of five business days, and (ii) in all other events, for a period of 45 days. Within five days or 45 days, as applicable, after receipt of the Offer Notice, the Partnership shall accept or reject such offer for the Offered Interest by delivering a notice in writing to ITT Partner. If pursuant to this Section 6.5, the Partnership has agreed to purchase the Offered Interest, then such Offered Interest shall be purchased by the Partnership in accordance with the terms offered by ITT Partner in the Offer Notice within 10 days (in the case of events in clause (i) of the first sentence of this Section 6.5) or 90 days (in the case of events in clause (ii) of the first sentence of this Section 6.5), as applicable, of the Offer Notice or, if all required third-party consents and approvals have not been obtained by such date, such later date when all such required consents and approvals have been obtained (such date, the "Offered Interest Closing Date"). If the Offered Interest has not been accepted by the Partnership or if the Offered Interest has been accepted by the Partnership but the Partnership shall not have purchased such Offered Interest on or prior to the Offered Interest Closing Date or, in any event, within 180 days of the Offer Notice, then ITT Partner may, within 180 days thereafter, Transfer the Offered Interest to such third party at a price not less than the price at which, and on terms no more favorable to the third party than those contained in the Bona Fide Offer (or, in the case of a Parent Transfer, may complete such Parent Transfer within such period). If the Offered Interest is not so disposed of within such 180-day period, then ITT Partner shall, before disposing of all or any portion of its Interest (or permitting the completion of a subsequent Parent Transfer), again be obligated to provide the right of first refusal contained in this Section 6.5 to the Partnership. The Partnership, Rainbow Partner and ITT Partner shall use all reasonable efforts to obtain all required consents and approvals to permit the purchase of the Offered Interest.

            (d) If the Partnership is unable to purchase any Offered Interest because of the provisions of any Financing Document or other agreement to which it is a party, the Partnership may assign its right to acquire the Offered Interest to either General Partner or Rainbow Partner.

                                    ARTICLE 7

                           Dissolution and Liquidation

            7.1 Events of Dissolution. (a) The Partnership shall be dissolved upon the earliest to occur of any of the following:

                  (i) a date designated by a General Partner by written notice given to the other Partners at least 30 days prior to such date, informing them of the General Partner's election to dissolve the Partnership as of such date;

                  (ii) the sale or other disposition of all of the Partnership's capital assets, other than money and money equivalents, except that if non-monetary consideration is received upon such disposition the Partnership shall not be dissolved until such consideration is converted into money or money equivalents;

                  (iii) the Bankruptcy or withdrawal of a General Partner,
            unless within 90 days thereafter each of the remaining Partners Consents to continue the Partnership and, if there is no remaining General Partner, all of the Limited Partners appoint a substitute or successor General Partner; or

                  (iv) the expiration of the term of the Partnership set forth in Section 2.10.

            (b) Dissolution of the Partnership shall be effective on the day on which the event giving rise to the dissolution occurs (or in the case of clause
(iii) above, 90 days after the Bankruptcy or withdrawal of a General Partner, unless the Partnership is continued as specified in such clause (iii)), but the Partnership shall not terminate until the assets of the Partnership have been distributed and the Partnership's Amended and Restated Certificate of Limited Partnership has been cancelled as provided herein. Notwithstanding a dissolution of the Partnership, until the termination of the Partnership, the business of the Partnership and the affairs of the Partners, as such, shall continue to be governed by this Agreement. Upon a dissolution, the General Partner (or a liquidating trustee if there shall not be a surviving General Partner) shall proceed to liquidate the assets of the Partnership, apply and promptly distribute the proceeds thereof as contemplated hereby and cause the cancellation of the Partnership's Amended and Restated Certificate of Limited Partnership.

            7.2 Priority on Liquidation. Upon dissolution of the Partnership, the General Partner shall, to the extent feasible, proceed to wind up the affairs and liquidate the assets of the Partnership, allowing a reasonable time for the process of winding up and liquidation so as to minimize the losses that would normally be incidental to such a process. The proceeds of such liquidation shall be applied first, to the payment of the matured debts and liabilities of the Partnership (other than amounts owing in respect of Partner Loans) and the costs and expenses of dissolution and liquidation of the Partnership; second, to the payment of amounts owing in respect of Partner Loans; third, to the setting up of any reserves which the General Partner may deem reasonably necessary for contingent, unmatured or unforeseen liabilities of the Partnership; and fourth, to pay distributions to the Partners in proportion and to the extent of any positive balances in their Capital Accounts (after crediting or charging each Partner's Capital Account for the Partner's share of all Profit or Loss and Gain or Loss on Disposition accrued through the date of such payment).

            7.3 Statements on Liquidation. The General Partner shall furnish each of the Partners with a statement setting forth (i) the assets and liabilities of the Partnership as of the date of the dissolution and as of the date of complete liquidation, specifying the amount of Partner Loans, (ii) the share of each Partner thereof, (iii) the amounts in the Capital Accounts of each Partner (determined after reflecting all allocations for such year pursuant to Sections 5.3 and 5.4 and the revaluation of the Partnership's assets pursuant to
Section 5.1(d)), and (iv) a report in reasonable detail of the manner of disposition of the assets. The General Partner shall furnish such statement to each Limited Partner ten business days' prior to the first liquidation distribution (the "Initial Liquidation Payment Date").

            7.4 Return of Capital; Partition. No Partner shall have any right to receive its Capital Contribution or any profit of the Partnership, or to seek or obtain partition of assets of the Partnership, other than as provided in this Agreement. The General Partner shall not be personally liable for the return of the Capital

Contributions of the Limited Partners or any portion thereof, and any such return shall be made solely from Partnership assets.

                                    ARTICLE 8

                             Records and Accounting

            8.1 Books and Records. The General Partner or a representative appointed by the General Partner shall maintain at the principal place of business of the Partnership full, correct and complete copies of this Agreement, the Transfer Agreement and the Partnership's Amended and Restated Certificate of Limited Partnership and all amendments and supplements hereto and thereto, full, true and correct copies of each material agreement of the Partnership, and copies of all amendments thereof, any business or operating plan or budget of the Partnership, and complete and accurate books of the Partnership showing all receipts and expenditures, assets and liabilities, profits and losses, and all other books, records and information required by the Act as necessary for recording the Partnership's business and affairs, together with a current list of the full name and last known business address of each Partner, executed copies of all powers of attorney pursuant to which the Partnership's Amended and Restated Certificate of Limited Partnership or any certificate of amendment thereto has been executed, and copies of the Partnership's Federal, state and local income tax returns and reports, if any. The Partnership's general ledger shall be maintained on an accrual basis in accordance with generally accepted accounting principles, and books and records shall be maintained at such office until six years after the termination of the Partnership. Each Partner and its duly authorized representative(s) shall have the right, at such Partner's expense, at all reasonable times during normal business hours and upon at least one day's prior notice but without unreasonable interference with the conduct of the Partnership's business, to inspect and make copies of and take extracts from all of the Partnership's documents, books and records.

            8.2 Required Reports to Partners. The General Partner shall prepare and furnish or cause to be prepared and furnished to each of the Partners the following reports and information:

            (a) Within 45 days after the end of each of the first three fiscal quarters of each Fiscal Year, an unaudited balance sheet as of the end of such quarter, and unaudited statements of profit and loss, changes in Partners' capital and changes in cash flow of the Partnership for the quarter then ended and in the case of the second and third such quarters, for the Fiscal Year to date, all prepared in accordance with generally accepted accounting principles;

            (b) Within 90 days after the end of each Fiscal Year, audited financial statements of the Partnership for such Fiscal Year prepared in accordance with generally accepted accounting principles and accompanied by the Accountants' report on their examination of such financial statements;

            (c) As soon as reasonably practicable after the end of each Fiscal Year consistent with past practices, Form K-1 or any similar form required by the Code or the Internal Revenue Service or any state or local taxing authority for the preparation of the Partners' Federal income tax returns and their state and local income tax returns for each jurisdiction in which the Partnership conducts business; and

            (d) Upon the request of any Partner, such other information relating to the Partnership as such Partner may from time to time reasonably request.

            8.3 Annual Tax Returns. (a) The General Partner is designated the "Tax Matters Partner" for Federal income tax purposes pursuant to Section 6231 of the Code with respect to all taxable years of the Partnership and is authorized to do whatever is necessary to qualify as such. The Tax Matters Partner shall cause to be prepared by Accountants, and shall timely file or cause to be filed, all tax returns of the Partnership required by any Governmental Authority.

            (b) The Tax Matters Partner shall do all acts, make all elections, and take whatever reasonable steps are required to maximize, in the aggregate, the Federal, state and local income tax advantages available to the Partnership and shall defend all tax audits and litigation with respect thereto. The Tax Matters Partner may make the election permitted by Section 754 of the Code if it deems such election appropriate and in the best interests of the Partnership. The Tax Matters Partner shall maintain the books, records and tax returns of the Partnership in a manner consistent with the acts, elections and steps taken by the Partnership.

            8.4 Actions in Event of Audit. If an audit of any of the Partnership's tax returns shall occur, the Tax

Matters Partner shall, at the expense of the Partnership, notify the Partners thereof, participate in the audit and contest, settle or otherwise compromise assertions of the auditing agent which may be adverse to the Partnership. ITT Partner shall retain its rights under Sections 6224 and 6226 through 6228 of the Code to participate in all administrative and judicial proceedings related to the determination of Partnership items, and ITT Partner shall also retain its rights to join or refuse to join in any settlement agreements with the Internal Revenue Service regarding Partnership items.

            8.5 Costs. The Partnership shall indemnify and reimburse the Tax Matters Partner for all third-party costs and expenses, including legal and accounting fees, claims, liabilities, losses and damages borne by the Tax Matters Partner, which were incurred in connection with any of its duties under Sections 8.3 and 8.4, except to the extent caused by the gross negligence or willful misconduct of the Tax Matters Partner. The payment of expenses to which this indemnification applies shall be deemed an expense of the Partnership. Neither the Tax Matters Partner nor any other Person shall have any obligation to provide funds for any of the actions required by Sections 8.3 and 8.4. The taking of any action and the incurring of any expense by the Tax Matters Partner in connection with any such proceeding, except to the extent required by law, shall be subject to the reasonable discretion of the Tax Matters Partner.

                                    ARTICLE 9

                                  Miscellaneous

            9.1 Notices. Any and all notices, requests, demands, consents and other communications required or permitted under this Agreement shall be effective only if in writing, signed by or on behalf of the party by which given, and shall be considered to have been duly given when (i) delivered by hand, (ii) sent by telecopier (with receipt confirmed), provided that a copy is mailed (on the same date) by certified or registered mail, return receipt requested, postage prepaid, or (iii) received by the addressee, if sent by Express Mail, Federal Express or other reputable express delivery service (receipt requested), or by first class certified or registered mail, return receipt requested, postage prepaid, in each case to the party for which intended at its address set forth in Schedule I (or to such other addresses and telecopier numbers as a party may from time to time designate as to itself by notice given to the other parties in accordance with this Section 9.1);

provided, however, that copies of all notices to ITT Partner shall also be sent in the same manner to Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019, Telecopier (212) 474-3700, in each case to the attention of George W. Bilicic, Jr., and copies of all notices to the General Partner or Rainbow Partner shall also be sent in the same manner to Sullivan & Cromwell, 125 Broad Street, New York, New York 10004, Telecopier (212) 558-3588, in each case to the attention of John P. Mead. A notice of change of address shall not be deemed given until received by the addressee.

            9.2 Power of Attorney. (a) Each Limited Partner, including any additional or substituted Limited Partner, by the execution of this Agreement or any counterpart hereof, hereby irrevocably constitutes and appoints the General Partner and its President and Vice Presidents, and each of them acting alone, in each case with full power of substitution, its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead, to make, execute, sign, acknowledge, swear to, deliver, file and record at the appropriate public offices such documents and instruments and only such documents and instruments as may be necessary or appropriate to (i) amend this Agreement and the Partnership's Amended and Restated Certificate of Limited Partnership as are necessary to admit to the Partnership a substituted Limited Partner pursuant to Section 6.1, (ii) cancel the Partnership's Amended and Restated Certificate of Limited Partnership pursuant to Section 7.1, (iii) permit the Partnership to become or to continue as a limited partnership or partnership wherein the Limited Partners have limited liability in the jurisdictions where the Partnership may be doing business in accordance with this Agreement, and (iv) file all fictitious or assumed name certificates required or permitted to be filed on behalf of the Partnership. Such authorization shall extend, without limitation, to any restatement of this Agreement as so amended.

            (b) The foregoing power of attorney is hereby declared to be irrevocable and coupled with an interest, and it shall survive the Bankruptcy or legal disability of any of the Partners to the fullest extent permitted by law and the Transfer or assignment of all or any part of the Interest of such Partner and extend to its successors and assigns; provided, however, that if any Limited Partner Transfers all or any part of its Interest, the foregoing power of attorney of the Transferor shall survive such Transfer as to the Interest or portion so Transferred only until such time as the Transferee shall have been admitted to the Partnership as a substitute Partner and all required documents and instruments shall have been duly executed, filed and recorded to effect such substitution.

            9.3 Amendment. This Agreement may be changed or amended by the General Partner without the Consent of the Limited Partners, provided, that a change or amendment that adversely affects the rights of any Limited Partner shall not be effective without the Consent of each Limited Partner so affected. The power of attorney granted by Section 9.2 may be used by the General Partner to execute on behalf of a Limited Partner any document evidencing or effecting an amendment adopted in accordance with this Section 9.3.

            9.4 Entire Agreement. Upon the effectiveness of this Agreement in accordance with Section 9.5, this Agreement, the Transfer Agreement and the Ancillary Agreements (as defined in the Transfer Agreement), including Exhibits, Annexes, Appendixes and Schedules hereto and thereto, will constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties hereto and thereto, with respect to the subject matter hereof and thereof.

            9.5 Effectiveness. All of the terms and provisions of this Agreement shall be effective only from and after the Initial Closing. Until the Initial Closing, the rights, powers, and privileges and obligations of the parties with respect to the Partnership and their interests therein shall be governed by the Transfer Agreement, the Bid Agreement and any other agreements or understandings between the parties then in effect. Nothing in this Agreement shall have any effect whatsoever on the rights and obligations of the parties hereto or their Affiliates that may have accrued prior to the Initial Closing under any agreement between them or any of their Affiliates or be given any effect in the interpretation of any such agreement.

            9.6 No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns and nothing herein express or implied shall give or be construed to give any Person, other than the parties hereto and their successors and permitted assigns, any legal or equitable rights hereunder.

            9.7 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of any Partner or of the Partnership.

            9.8 Agreement in Counterparts. This Agreement may be executed in any number of counterparts, and all counterparts so executed shall together constitute one agreement binding on all parties, notwithstanding that all parties are not signatories to the same counterpart.

            9.9 Captions. Captions contained in this Agreement are inserted as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

            9.10 Governing Law. This Agreement and the rights and obligations of the Partners hereunder shall be governed by the laws of the State of Delaware, without regard to the conflicts of laws principles of such state.

            9.11 Partial Invalidity. If any provision of this Agreement is held to be invalid, unlawful or incapable of being enforced by reason of rule of law or public policy, all other conditions and provisions of this Agreement that can be given effect without such invalid, unlawful or unenforceable provisions shall, nevertheless, remain in full force and effect.

            9.12 Confidential Information. Each Partner acknowledges that, in connection with its relationship with the General Partner and the Partnership, the officers, directors and/or employees of such Partner will have access to trade secrets and confidential information pertaining to the business of the Partnership. Accordingly, each Partner agrees that so long as it shall continue to own an Interest and for a period of 12 months after it ceases to own an Interest it will neither disclose nor use any of such trade secrets or confidential information, and will use all reasonable efforts to prevent any of its employees and Affiliates from doing so, without the prior Consent of the General Partner; provided, however, that nothing herein shall be construed to prevent any Partner from disclosing information pursuant to the order of any Governmental Authority or subpoena, or in any action or proceeding between parties to this Agreement, or as required to comply with its reporting obligations under applicable law. For purposes of this Section 9.12, confidential information shall not include any information that is now known by or readily available to the general public or that becomes known by or readily available to the general public other than as a result of any breach of this
Section 9.12.

            9.13 Equitable Remedies. If any Partner breaches or threatens to breach any provision of this Agreement, the General Partner and the Partnership shall, in addition to any other remedies available to it at law or in equity, be entitled to obtain specific performance or injunctive relief against such Partner in any court of competent jurisdiction without the necessity of proving irreparable injury or the inadequacy of remedies at law or posting bond or other security.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


MSG EDEN CORPORATION               GARDEN L.P. HOLDING CORP.


By: /s/ Kenneth W. Munoz            By: /s/ Marc Lustgarten
   -----------------------             -----------------------
    Name: Kenneth W. Munoz              Name: Marc Lustgarten
    Title: Executive Vice               Title: Vice Chairman
           President

ITT MSG INC.


By: /s/ Richard S. Ward
   -----------------------
    Name: Richard S. Ward
    Title: President

                                   Schedule I

                             Names and Addresses of
                    the General Partner and Limited Partners

General Partner

MSG EDEN CORPORATION
c/o Madison Square Garden, L.P.
Two Pennsylvania Plaza, 14th Floor
New York, New York 10121
Attention:  General Counsel
Telecopy No.:  (212) 465-6332


Limited Partners

ITT MSG INC.
c/o ITT Corporation
1330 Avenue of the Americas
New York, New York 10019
Attention: Secretary
Telecopy No.: (212) 258-1463

with a copy to General Counsel, ITT Corporation at the same address and telecopy number


GARDEN L.P. HOLDING CORP.
150 Crossways Parkway West
Woodbury, New York 11797
Attention: President
Telecopy No.: (516) 364-4085

with a copy to Hank Ratner, Executive Vice
  President Legal and Business Affairs
  at the same address and telecopy number

                                   Schedule II

                  Capital Contributions and Profit Percentages*

                                                                                      PRO FORMA
                                             --------------------------------------------------------------------------------------

                                                                                                                 GIVING EFFECT
                                                     GIVING EFFECT TO        GIVING EFFECT TO REDEMPTION        TO CONTRIBUTION
                     IMMEDIATELY PRIOR TO              REDEMPTION AT           AT INITIAL CLOSING AND        OF AIRCRAFT FOLLOWING
                        INITIAL CLOSING               INITIAL CLOSING        SCNY CONTRIBUTION (@170M)         THIRD ANNIVERSARY
                        ---------------               ---------------        -------------------------         -----------------

                   CAPITAL         PROFIT        CAPITAL        PROFIT        CAPITAL         PROFIT        CAPITAL      PROFIT
                CONTRIBUTION     PERCENTAGE    CONTRIBUTION   PERCENTAGE    CONTRIBUTION   PERCENTAGE   CONTRIBUTION   PERCENTAGE
                ------------     ----------    ------------   ----------    ------------   ----------   ------------   ----------
MSG EDEN
CORPORATION**       13,000,000          1.0%      6,500,000          0.5%      6,500,000         0.4%        6,500,000        .4%

ITT PARTNER        643,500,000         49.5%    150,000,000         11.5%    150,000,000        10.2%      188,000,000      12.5%

GARDEN L.P.
HOLDING CORP       643,500,000         49.5%    643,500,000         88.0%    813,500,000        89.4%      813,500,000      87.1%
                 -------------        -----     -----------        -----     -----------       -----     -------------      -----

TOTAL CAPITAL
CONTRIBUTION     1,300,000,000        100.0%    800,000,000        100.0%    970,000,000       100.0%    1,008,000,000     100.0%
                 =============        =====     ===========        =====     ===========       =====     =============     =====

--------
* Profit Percentages will vary from the computation of Capital Contributions because of the proviso to the definition of Profit Percentage.

** Assumes that the Partnership redeems one-half of MSG Eden Corporation's interest at Initial Closing.